Exhibit 99.1

A Leading Manufacturer of Protective
Materials for High Reliability Applications

NEWS RELEASE

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

REVENUES OF $32.6 MILLION

EARNINGS PER SHARE OF $0.33

Bridgewater, MA — July 7, 2011 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $32.6 million for the quarter ended May 31, 2011.  This represents a decrease of 2% compared to $33.3 million in the third fiscal quarter of last year.  Income from continuing operations, net of tax, decreased 23% to $2.97 million or $0.33 per share in the current quarter compared to $3.84 million or $0.43 per share in fiscal 2010.  Net income was $4.40 million or $0.50 per share in the prior year period due to income from discontinued operations.

For the nine months ended May 31, 2011 revenues increased $6.9 million or 8% to $90.2 million compared to $83.3 million in the prior year period.  Income from continuing operations, net of tax, increased $434 thousand or 6% to $7.31 million or $0.81 per share in the year to date period from $6.88 million or $0.78 per share in fiscal 2010.   Net income was $8.15 million or $0.92 per share in the comparable period in fiscal 2010 due to income from discontinued operations.

Peter R. Chase, Chairman and Chief Executive Officer commented: “As mentioned in our previous reports, the effect of the sale of Chase EMS during fiscal 2010 complicates the year-to-year comparison.

“The major factors behind the decline in profits for the third quarter in comparison to the previous year are:  a drop in custom product sales to the construction and building sectors, increased R&D and marketing expenditures and, most significantly, rising raw material costs.  We anticipate this trend continuing in the fourth quarter.

“Demand for custom products is expected to remain at the same level through the end of this fiscal year.  Both the third and fourth quarters of fiscal 2010 had extraordinary sales in this area which was the result of a temporary build up after the last economic slow down.  By its nature, this is also our least predictable market area.

“Our investment in R&D and marketing is a long-term commitment and is expected to pay off in new products and increased business in future years.

“Higher raw material costs are resulting from oil and energy price increases combined with supply and demand imbalances due to the strong Chinese economy and the effects of the natural disasters in Japan.  Because of the sudden rise in certain items there is a time lag in our ability to recover margin through price increases.  This volatility will remain a challenge.

“Our acquisition program is progressing with a rigorous search and qualification process.

“The renovations to our Oxford, MA facility are nearing completion and we plan to successfully conclude the transition from Webster, MA in the first quarter of fiscal 2012.”

Consolidated revenues in the third quarter of fiscal 2011 were slightly off from prior year as decreased demand for our Custom products was partially offset by increased sales of Wire & Cable products.  Increased raw material costs had an unfavorable impact on profitability in both the current quarter and year-to-date period.

The Company’s balance sheet remains strong, with cash on hand of $15.2 million and a current ratio of 2.6.  The Company’s $10 million line of credit is fully available while the balance of its unsecured term debt is $13.5 million.

The table summarizes the Company’s financial results for the three and nine months ended May 31, 2011 and 2010.

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
All figures in thousands, except per share figures	2011	2010	2011	2010

Revenues	$32,626	$33,280	$90,154	$83,307

Costs and Expenses
Costs of products and services sold	21,230	20,318	58,732	52,461
Selling, general and administrative expenses	7,209	7,078	20,461	20,001

Operating income	4,187	5,884	10,961	10,845

Other income (expense)	3	(1)	18	(185)

Income from continuing operations before income taxes	4,190	5,883	10,979	10,660

Income taxes	1,224	2,048	3,668	3,783

Income from continuing operations, net of taxes	2,966	3,835	7,311	6,877

Income from discontinued operations, net of taxes	—	565	—	1,271

Net income	$2,966	$4,400	$7,311	$8,148

Net income available to common shareholders, per common and common equivalent share:
Continuing operations	$0.33	$0.43	$0.81	$0.78
Discontinued operations	—	$0.06	—	$0.14
Net income per diluted share	$0.33	$0.50	$0.81	$0.92

Weighted average diluted shares outstanding	8,779	8,642	8,764	8,619

The sum of individual share amounts may not total due to rounding.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.